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                                                                 EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1985 Stock Option Plan, 1991 Executive Stock Option Plan, 1992 Stock Plan, 1993 Equity Incentive Plan, 1993 Directors Stock Option Plan, 1993 Employee Stock Purchase Plan, 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan of VERITAS Software Corporation and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated financial statements and schedule of VERITAS Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.









                                                   ERNST & YOUNG LLP



San Jose, California
April 24, 1997